EXHIBIT  99.1
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                  ABC-NACO SELLS NON-CORE ASSET -  REDUCES DEBT

DOWNERS GROVE, IL - JANUARY 5, 2001, ABC-NACO announced today that the first sale of its non-core assets was completed on December 28, 2000. The proceeds from the sale of the Company's interest in its brakeshoe joint venture met Company expectations and were used to reduce outstanding debt.

Joseph A. Seher, Chairman and Chief Executive Officer stated, "Our goal was to complete this sale and begin our debt reduction program before the end of 2000. Disposition of the remaining non-core assets is proceeding with additional sales expected to close during the first and second quarters of 2001. We are well on our way to improving our debt to total capitalization ratio as we had planned".

ABC-NACO is one of the world's leading suppliers of technologically advanced products to the railroad and flow control industries through its three business groups: Rail Products, Rail Services and Systems, and Flow and Specialty Products. With four technology centers around the world, ABC-NACO holds pre-eminent market positions in the design, engineering, and manufacture of high-performance freight rail car, locomotive and passenger rail suspension and coupler systems, wheels and mounted wheel sets. The Company also supplies railroad and transit infrastructure products and services, technology-driven specialty track products, as well as highly engineered valve bodies and components for industrial flow control systems worldwide. It has 32 offices and facilities in the United States, Canada, Mexico, Scotland, Portugal, and China.